Exhibit 10.1

August 29, 2025

Jaime Gualy

[***]
[***]

[***]

Re: Amendment to Executed Offer Letter

Dear Jaime:

This letter amendment (this “Amendment”) confirms the understanding between you and T1 Energy Holding, Inc. (the “Company”) (f/k/a FREYR Battery U.S. Holdings, Inc.), to amend the executed Employment Offer Letter, dated March 29, 2025, which you signed on April 4, 2025, by and between you and the Company (the “Offer Letter”).

Pursuant to Section 18 of the Offer Letter, effective as of August 15, 2025, the Offer Letter is hereby amended as follows:

1.	The reference to “EVP, Corporate Development” in the introduction portion of the Offer Letter shall be deleted and replaced in its entirety with the following:

Chief Operating Officer.

2.	Section 2 of the Offer Letter shall be deleted and replaced in its entirety with the following:

Base Salary. Your position is a full-time role. Starting on August 15, 2025, your annual base salary will be $500,000 USD, less applicable taxes and other withholdings, payable in accordance with the Company’s standard payroll practices as in effect from time to time.

Sign-On RSU Grant. In addition to the award of restricted stock units (“RSUs”) granted in your offer letter dated April 4, 2025 and subject to the approval of the Board of Directors (the “Board”) of Parent, and in accordance with the rules of Parent’s 2021 Equity Incentive Plan (as may be amended or amended and restated from time to time or such other equity plan then in effect, the “Equity Plan”), as soon as reasonably practicable following your start date, Parent will grant you a one-time award of restricted stock units (“RSUs”) with respect to 100,000 shares of Parent’s common stock (the “Sign-On RSU Grant”). The Sign-On RSU Grant shall vest in three (3) equal tranches on each of the first three (3) anniversaries of the grant date, subject to your continued active employment with the Company through the applicable vesting date. If you voluntarily resign or your employment with the Company is terminated for any reason, prior to any vesting date, any remaining and unvested portion of the Sign-On RSU Grant will be cancelled without payment. If, during the twelve (12) months immediately following the occurrence of a Changein Control (as defined in the Equity Plan), you experience a termination of employment under circumstances which would entitle you to severance under your Offer Letter dated April 4, 2025, all then-unvested RSUs granted under the Sign-On RSU Grant held by you will become automatically vested.

Except as set forth in this Amendment, this Amendment shall have no effect on any other terms and conditions of the Offer Letter, and the Offer Letter, as modified by this Amendment, shall remain in full force and effect.

* * *

If the terms of this Amendment are acceptable, please sign and retain a copy for your personal records.

Sincerely,

/s/ Daniel Barcelo
Daniel Barcelo
CEO

Accepted and Agreed:

/s/ Jaime Gualy	8/31/2025
Jaime Gualy	Date